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GUARDSMAN PRODUCTS, INC.                         PROXY


                 The undersigned hereby appoints Lilly Industries, Inc., an Indiana corporation ("Lilly"), as Proxy, with full power of substitution, and hereby authorizes Lilly to represent and to vote as designated below, all of the shares of Common Stock of Guardsman Products, Inc. ("Guardsman") which the undersigned is entitled to vote at any meeting of stockholders, however called, or with respect to any action proposed to be taken by written consent of the stockholders of Guardsman.

1. Proposal to approve the merger of LP Acquisition Corporation ("Purchaser") with and into Guardsman according to the terms set forth in the Agreement and Plan of Merger among Guardsman, Purchaser and Lilly (the "Merger Agreement").
         /X/  FOR                                 /  /  AGAINST

2. Proposals to take any action or make any agreement or arrangement that would result in a breach of the Merger Agreement by Guardsman.
         /  /  FOR                               /X/    AGAINST


3. Proposals to take any action or make any agreement or arrangement that would interfere with or delay the Offer or the Merger (as those terms are defined in the Merger Agreement).
         /  /  FOR                               /X/    AGAINST


                 This Proxy has been executed concurrently with a letter agreement from the undersigned to Lilly dated as of March 4, 1996 (the "Letter Agreement"). This Proxy is irrevocable and terminates only upon completion of the earlier to occur of (i) the revocation of the letter agreement in accordance with its terms, (ii) the merger of Guardsman and Purchaser pursuant to the Merger Agreement, (iii) the termination of the Merger Agreement in accordance with its terms, or (iv) the termination of the Letter Agreement by Lilly.





                                            Dated: March 4, 1996




                                            Signature: /s/ John H. Sadler
                                                       --------------------
                                                           John H. Sadler